UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2025

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	1-37368	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

(Address of principal executive offices, including zip code)

(44) 1235 430000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares, each representing 6 Ordinary Shares, par value £0.001 per share	ADAP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on December 18, 2024, Adaptimmune Therapeutics plc (the “Company”) entered into a letter agreement with Gavin Wood in connection with the termination of his employment as the Company’s Chief Financial Officer by reason of redundancy (the “Wood Letter Agreement”). On April 14, 2025, the Company entered into a variation to the Wood Letter Agreement to vary the termination date of Mr. Wood’s employment to August 31, 2025 (the “Variation Letter Agreement”). On August 29, 2025, the Company entered into another variation to the Wood Letter Agreement (the “Second Variation Letter Agreement”) with Mr. Wood. The Second Variation Letter Agreement provides that Mr. Wood’s employment with Adaptimmune Limited will end on September 9, 2025 (the “Revised Termination Date”) by reason of redundancy. The terms of Mr. Wood’s severance are governed by the Company’s Executive Severance Policy dated March 10, 2017, as amended, which include a severance payment equal to 12 months base salary for 2025, eligibility for a pro rata bonus for 2025 at the discretion of the Remuneration Committee which amounts to £115,386 (equivalent to approximately $156,086*) and reimbursement of healthcare benefits for 12 months following the Revised Termination Date or a payment equal to their value. All payments will be subject to deduction of applicable taxes. Market value options covering ordinary shares (the “Market Value Options”) granted to Mr. Wood pursuant to the rules of the Adaptimmune Therapeutics plc Employee 2016 Share Option Scheme and related plan documents (collectively, the “Plan”) will continue to vest until the Revised Termination Date, subject to the Plan rules and in accordance with the respective vesting schedules. Mr. Wood will be permitted a period of 12 months from the Revised Termination Date to exercise the Market Value Options that have vested by the Revised Termination Date. The further terms and conditions of his share options are governed by the Plan rules. The foregoing summary of the Second Variation Letter Agreement is qualified in its entirety by reference to the complete text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 29, 2025, Adaptimmune, LLC (“Adaptimmune”), a wholly-owned subsidiary of the Company, entered into a separation agreement (the “Separation Agreement”) with John Lunger whose employment as the Company’s Chief Patient Supply Officer has been terminated effective as of August 31, 2025 (the “Separation Date”) by reason of redundancy. The Separation Agreement will be effective as of September 6, 2025 (the “Effective Date”).

The Separation Agreement provides that Adaptimmune will pay Mr. Lunger a severance payment equal to 12 months base salary for 2025, in the amount of $472,131, less all applicable deductions and withholdings and a payment equal to the gross value of 12 months of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) totaling $20,310.20. These payments will be made in lump-sum form on the next available month-end pay date following the Effective Date provided that Mr. Lunger has not validly revoked the Separation Agreement before the Effective Date. Mr. Lunger acknowledged and agreed that the payments are in full satisfaction of the Company’s obligations under its Executive Severance Policy dated March 10, 2017, as amended. Market Value Options granted to Mr. Lunger pursuant to the rules of the Plan will continue to vest until the Separation Date, subject to the Plan rules and in accordance with the respective vesting schedules. Mr. Lunger will be permitted a period of 12 months from the Separation Date to exercise the Market Value Options that have vested by the Separation Date. The further terms and conditions of his share options are governed by the Plan rules. The foregoing summary of the Separation Agreement is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

*Compensation paid to Mr. Wood is denominated in pounds sterling. The amount for Mr. Wood above has been converted based on the pound sterling/U.S. dollar exchange rate of (£1/$1.35273).

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description of Exhibit
10.1	Variation Letter Agreement dated as of August 29, 2025 by and between Adaptimmune Therapeutics plc and Gavin Wood.
10.2	Separation Agreement dated as of August 29, 2025 by and between Adaptimmune, LLC and John Lunger.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADAPTIMMUNE THERAPEUTICS PLC

Date: August 29, 2025	By:	/s/ Margaret Henry
		Name:	Margaret Henry
		Title:	Corporate Secretary